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                                                                     Exhibit 2.2

                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "Agreement") is made as of the 1st day of November, 2003 (the "Effective Date"), by and among BRIGHTPOINT INDIA PRIVATE LIMITED, a company limited by shares organized under the laws of India, having its registered office at B-92 Himalaya House, 23, Kasturba Gandhi Marg, New Delhi 110 001, India (the "Company"), BRIGHTPOINT HOLDINGS B.V., a company incorporated in The Netherlands and having its principal office at Herengracht 548, 1017 CG Amsterdam, The Netherlands ("Brightpoint"), and PERSEQUOR LIMITED, a company incorporated in the British Virgin Islands, having its registered office at Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickham's Cay, Road Town, Tortola, British Virgin Islands ("Persequor"). For purposes of this Agreement, Brightpoint and Persequor are sometimes hereinafter referred to collectively as the "Investors" and individually as an "Investor".

                                    RECITALS

         A.       The Company is licensed to conduct business in India.

         B. As of the Effective Date, the Company has an authorized share capital of one million (1,000,000) ordinary shares with a par value of Indian Rupees ten (Rs. 10) per share.

         C. As of the Effective Date, Brightpoint is the sole legal and beneficial owner of six hundred thirty-six thousand six hundred (636,600) ordinary shares in the capital of the Company, constituting one hundred percent (100%) of the total issued and outstanding shares in the capital of the Company.

         D. In connection with that certain Management Services Agreement by and between the Company and Persequor of even date herewith (the "Management Agreement"), Brightpoint has agreed to transfer to Persequor as of the Effective Date ninety-five thousand four hundred ninety (95,490) ordinary shares in the capital of the Company, constituting fifteen percent (15%) of the total issued and outstanding shares in the capital of the Company (the "Sale Shares").

         E. The Investors and the Company desire to enter into this Agreement for the purposes of, among other things, (i) Brightpoint transferring to Persequor the Sale Shares such that upon completion of such transfer Persequor shall become the owner of fifteen percent (15%), and Brightpoint shall become the owner of eighty-five percent (85%), of the total issued and outstanding shares in the capital of the Company and (ii) promoting their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition of certain of the shares in the capital of the Company.

         NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

1. Other Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

         Additional Capital Contributions: means any contributions to the equity of the Company that Brightpoint may make if requested by the Board from time to time in addition to the Minimum Capital Contribution.

         Affiliate: means, in relation to any party, any other Person that, directly or indirectly through one or more intermediaries, Controls such party, is Controlled by such party or is under common Control with such party.

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         Appraisal Notice: means a written  notice  provided by one party to another party requesting the initiation of an Appraisal Proceeding pursuant to and in accordance with the terms and conditions of this Agreement.

         Appraisal Proceeding: means that a party in question, on the one hand, and the other party in question, on the other hand, shall each appoint an Appraiser within ten (10) days of sending or receiving an Appraisal Notice. Each party appointing an Appraiser shall, within thirty (30) days of appointment, cause such Appraiser to separately investigate the value of the consideration for the Shares in question as of the proposed transfer date in question and submit a copy of the written appraisal of that value to each party. If the appraised values of such consideration (the "Earlier Appraisals") vary by less than ten percent (10%), the average of the two (2) appraisals on a per Share basis shall be controlling. If the appraised values vary by more than ten percent (10%), the Appraisers, within ten (10) days of the submission of the last appraisal, shall appoint a third Appraiser. The third Appraiser shall, within thirty (30) days of his appointment, appraise the value of the consideration for the Shares in question as of the proposed transfer date in question and submit a copy of his written appraisal of that value to each party. The value determined by the third Appraiser shall be controlling unless the value is greater than the two (2) Earlier Appraisals, in which case the higher of the two (2) Earlier Appraisals will control, and unless that value is lower than the two (2) Earlier Appraisals, in which case the lower of the two (2) Earlier Appraisals will control. If (i) any party in question fails to appoint an Appraiser, (ii) the two Appraisers fail to appoint the third Appraiser or
(iii) any Appraiser fails after appointment to submit his appraisal, in each case within the required period, either party in question may apply to the President for the time being of the LCIA solely for the purpose of seeking the appointment of a substitute Appraiser for such Appraiser, third Appraiser or substitute Appraiser, as the case may be, and any such appointee by the President for the time being of the LCIA shall be appointed as an Appraiser and not as an arbitrator. Each party in question shall bear the cost of the appraisal submitted by the Appraiser appointed by or for it; provided, however, that the cost of the appraisal submitted by the third Appraiser appointed by the first two (2) Appraisers, or any substitute Appraiser for such third Appraiser, shall be shared equally by the parties in question. All appraisals shall be determined on the basis of the fair market value of the Company as a whole (including all goodwill), with the value allocated for the Shares in question to be in proportion to the ratio that such Shares bear to the total Shares issued and outstanding.

         Appraiser: means an internationally recognized investment banking firm or a valuation firm appointed by a party or by other Appraisers in connection with an Appraisal Proceeding initiated pursuant to and in accordance with the terms and conditions of this Agreement.

         Available Cash: means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company from time to time derived from any source (other than Capital Contributions and Liquidation Proceeds) which the Board determines is available for distribution to the shareholders of the Company after taking into account any amount required or appropriate to maintain an appropriate amount of reserves.

         Board: has the meaning ascribed thereto in Section 3(b).


         BPAL: means Brightpoint Asia Limited.

         BPAL Management Agreement: means that certain Management Services Agreement dated as of August 7, 2002 between BPAL and Persequor.

         Brightpoint Director(s): has the meaning ascribed thereto in Section 3(b).

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         Business: means marketing and distributing wireless telecommunication handsets and related accessories, and the provision of related services, to customers located in India.

         Capital Asset: means any equipment or other asset of the Company that is treated as a capital asset under GAAP.

         Capital Contributions: means, with respect to a shareholder of the Company, the total amount of cash contributed by or on behalf of such shareholder to the equity capital of the Company.

         Class A Preference Shares: means the Class A Preference Shares that the Company is authorized to issue only to Brightpoint or its Affiliates pursuant to the Memorandum and Articles of Association of the Company.

         Competitive Business: means any business or other activity that directly or indirectly competes with the Business.

         Control or Controlled: means (a) the power (whether directly or indirectly and whether by the ownership of share capital or the possession of voting power by contract or otherwise) to appoint and/or remove all or such of the members of the board of directors or other governing body of a Person as are able to cast a majority of votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that Person; and/or (b) the holding and/or the possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in a Person which confer in aggregate on the holders thereof more than fifty percent (50%) of the total voting rights exercisable at general meetings of that Person on all, or substantially all, matters.

         Discount: has the meaning ascribed thereto in Section 6(b)(ii).

         Drag-Along Notice: has the meaning ascribed thereto in Section
4(c)(ii).

         Drag-Along Right: has the meaning ascribed thereto in Section 4(c)(i).

         Excluded Persons: means John Maclean-Arnott, Aftermark Technologies, Avenir, Brightstar, CTDI, Cellstar Corporation, Dangaard Telecom, Jonathan Frost, Alan Goldfield, T. Scott Housefield, Ingram Micro, Dana Marlin, QDI or Tech Data and any of their respective Affiliates actually known to Persequor after reasonable inquiry.

         GAAP: means U.S. generally accepted accounting principles.

         Interest Rate (Rupees): means an annual return equal to the published rate of the State Bank of India on the Indian Rupee ninety (90) day rate in effect on the day the Shareholder Loan in question is made, which rate shall be reset at calendar quarter rests on the last day of each calendar quarter for the succeeding calendar quarter during the period that such loan or part thereof remains outstanding.

         Interest Rate (USD): means an annual return equal to the offered interest rate for deposits in USD for a ninety (90) day period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) in effect on the day the Shareholder Loan in question is made (but if banks in the City of London are not generally open for interbank or foreign exchanges on such day, then the next such day), which rate shall be reset at calendar quarter rests on the last day of each calendar quarter for the succeeding calendar quarter during the period that such loan or part

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thereof remains outstanding (but if banks in the City of London are not generally open for interbank or foreign exchanges on such day, then the next such day).

         LCIA: has the meaning ascribed thereto in Section 10(e).

         Liquidation Proceeds: means the proceeds from the sale of a Capital Asset and all Property at the time of the liquidation of the Company and all proceeds thereof, including, but not limited to, the receipt of a note or other instrument providing for installment payments.

         Minimum Capital Contribution: has the meaning ascribed thereto in
Section 7(a)(ii).

         Persequor Director(s): has the meaning ascribed thereto in Section
3(b).

         Persequor Financed Shares: has the meaning ascribed thereto in Section 5(b).

         Persequor Shares: means the Sale Shares, the Persequor Financed Shares and any other Shares as may be owned by Persequor from time to time.

         Person: means an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         Property: means all properties and assets in which the Company may have an interest or own from time to time.

         Proposed Securities: has the meaning ascribed thereto in Section
5(b)(A).

         Proposed Transferee: has the meaning ascribed thereto in Section
4(c)(i).

         Put/Call Date: has the meaning ascribed thereto in Section 6(a).

         Put/Call Right Vesting Date: means the date which is the fourth (4th) anniversary of the Effective Date.

         Restricted Period: means the period of time commencing on the Effective Date and expiring one (1) year after a party ceases to be a shareholder in the Company.

         Sale and Purchase Agreement: means that certain Sale and Purchase Agreement by and among Brightpoint International Ltd., Brightpoint, Brightpoint, Inc., Persequor, Brightpoint Middle East FZE and Brightpoint Jordan Limited dated August 7, 2002.

         Section 6(b)(ii) Notice: has the meaning ascribed thereto in Section 6(b)(ii).

         Share: means a share in the capital of the Company from time to time, whether an ordinary share or a share in any other class of shares.

         Shareholder Loans: has the meaning ascribed thereto in Section 7(b).

         Stated Return: means an annual return on the unreturned Capital Contributions of holders of Class A Preference Shares equal to the Interest Rate (Rupees) plus two and one-half percent (2.5%).

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         Subject Shares: has the meaning ascribed thereto in Section 4(b)(ii).

         Substitute Director(s): has the meaning ascribed thereto in Section
3(c).

         Territory: means the geographical region consisting of the Republic of India.

         Transfer: means any sale, assignment, pledge, hypothecation, or other disposition or encumbrance.

         USD: means United States of America Dollars.

         Withdrawing Director(s): has the meaning ascribed thereto in Section 3(c).

2.       Transfer of Sale Shares to Persequor.

         (a) Transfer. Brightpoint hereby transfers to Persequor, and Persequor hereby accepts such transfer from Brightpoint, on the Effective Date the Sale Shares.

         (b) Registration. Brightpoint and the Company promptly shall promptly take any and all actions necessary to register the Sale Shares in the name of Persequor.

         (c) Brightpoint Representations and Warranties. Brightpoint hereby represents and warrants to Persequor as follows:

                  (i) on the Effective Date, the Company has six hundred thirty-six thousand six hundred (636,600) ordinary Shares issued and outstanding and has no other class of Shares authorized, issued or outstanding;

                  (ii) on the Effective Date, the Sale Shares comprise fifteen percent (15%) of all of the issued and outstanding Shares and are fully paid up;

                  (iii) immediately prior to the transfer of the Sale Shares pursuant to Section 2(a), Brightpoint solely owned, of record and beneficially, the Sale Shares, free and clear of any and all options, pledges, mortgages, liens, restrictions, charges, other encumbrances or claims of any kind whatsoever;

                  (iv) Brightpoint has full legal right, power, authority and capacity to transfer the Sale Shares to Persequor; and the delivery to Persequor of the Sale Shares pursuant to the provisions of this Agreement has transferred to Persequor valid title thereto, free and clear of any and all options, pledges, mortgages, liens, restrictions, charges, other encumbrances or claims of any kind whatsoever;

                  (v) the Company is a company limited by shares duly organized, validly existing and in good standing under the laws of India and Brightpoint is a company limited by shares duly organized, validly existing and in good standing under the laws of The Netherlands, and each has full power and authority to own its property and to carry on business as now being conducted or contemplated by this Agreement;

                  (vi) except as previously disclosed in writing to Persequor, neither Brightpoint nor the Company is subject to, or a party to, any charter, by-laws, encumbrance, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order,

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                           judgment or decree, or any other restriction of any
                           kind or character, which would prevent consummation of the transactions contemplated by this Agreement, which could prevent compliance by Brightpoint or the Company with the terms, conditions and provisions hereof, which could prevent or hinder the continued operation of Brightpoint's or the Company's business after the Effective Date or which could materially restrict the ability of Brightpoint or the Company to acquire, own or use any property or conduct business in any area or location where it currently conducts its business;

                  (vii) there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before, or any investigation by, any governmental or other instrumentality or agency or body pending or, to the best knowledge of Brightpoint, threatened against or affecting Brightpoint or the Company, or any of their respective properties or rights, which could materially and adversely affect the right or ability of Brightpoint or the Company to carry on its business as now conducted, which could materially and adversely affect the properties of Brightpoint or the Company or which could materially and adversely affect the ability of Brightpoint or the Company to perform the transactions contemplated hereby;

                  (viii) no consent or approval by or on behalf of any person, including any holder of any indebtedness or other obligation of Brightpoint or the Company, and no consent, permission, authorization, order or license from, or notice to or filing with, any court or governmental authority is necessary in connection with the execution, delivery or performance by Brightpoint or the Company of this Agreement or any transaction contemplated hereby;

                  (ix) the minute books and records of the Company contain complete originals or duplicate counterparts of the minutes of all meetings of and actions or written consents by the shareholders and the board of directors of the Company;

                  (x) the Company does not own any, but currently leases, real estate; and

                  (xi) to the best knowledge of Brightpoint, each of Brightpoint and the Company is in compliance with all applicable laws, regulations and ordinances.

         (d) Persequor Representations and Warranties. Persequor hereby represents and warrants to Brightpoint as follows:

                  (i) Persequor is a company limited by shares duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has full power and authority to own its property and to carry on business as now being conducted or contemplated by this Agreement;

                  (ii) except as previously disclosed in writing to Brightpoint, Persequor is not subject to, or a party to, any charter, by-laws, encumbrance, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement, which could prevent compliance by Persequor with the terms, conditions and provisions hereof, which could prevent or hinder the continued operation of Persequor's business after the Effective Date or which

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                           could materially restrict the ability of Persequor to
                           acquire, own or use any property or conduct business in any area or location where it currently conducts its business;

                  (iii) there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before, or any investigation by, any governmental or other instrumentality or agency or body pending or, to the best knowledge of Persequor, threatened against or affecting Persequor, or any of its properties or rights, which could materially and adversely affect the right or ability of Persequor to carry on its business as now conducted, which could materially and adversely affect the properties of Persequor or which could materially and adversely affect the ability of Persequor to perform the transactions contemplated hereby;

                  (iv) no consent or approval by or on behalf of any person, including any holder of any indebtedness or other obligation of Persequor, and no consent, permission, authorization, order or license from, or notice to or filing with, any court or governmental authority is necessary in connection with the execution, delivery or performance by Persequor of this Agreement or any transaction contemplated hereby; and

                  (v) to the best knowledge of Persequor, Persequor is in compliance with all applicable laws, regulations and ordinances.

3.       Covenants of the Parties.

         (a) Legends. The certificates evidencing the Shares will bear the following legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

                  "The securities evidenced hereby are subject to the terms of that certain Shareholders Agreement dated as of the 1st day of November, 2003 by and among the Company and certain investors identified therein, including certain restrictions on assignment, transfer, hypothecation and pledges. A copy of such Shareholders Agreement has been filed with the Secretary of the Company and is available upon request."

         (b) Election of Directors. As of the Effective Date, the Board of Directors of the Company (the "Board") will consist of six (6) directors, of whom four (4) directors shall be designated by Brightpoint and two (2) directors shall be designated by Persequor. From and after the Effective Date and at all times throughout the term of this Agreement, the Investors and the Company shall take all action within their respective power, including, but not limited to, the voting of all Shares owned by them, required to cause the Board to be constituted as set forth. Directors designated by Persequor are hereinafter referred to as the "Persequor Directors," and directors designated by Brightpoint are hereinafter referred to as the "Brightpoint Directors." Persequor acknowledges and agrees that the number of directors of the Board may be increased in accordance with and subject to the Memorandum and Articles of Association of the Company; provided, however, that in no event shall the number of Persequor Directors be decreased without the prior written consent of Persequor.

         (c) Replacement Directors. In the event that any Persequor Director or Brightpoint Director designated in the manner set forth in Section 3(b) is unable to serve or, once having commenced to serve, is removed or withdraws from the Board (a "Withdrawing Director"), such Withdrawing Director's replacement (the "Substitute Director") will be designated only by Persequor if the Withdrawing Director is a Persequor Director and only by Brightpoint if the Withdrawing Director is a Brightpoint Director. A Persequor Director may be removed, with or without cause, only by Persequor and Persequor shall thereafter have the right to

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nominate a replacement for such director. A Brightpoint Director may be removed, with or without cause, only by Brightpoint and Brightpoint shall thereafter have the right to nominate a replacement for such director. The Investors and the Company agree to take all action within their respective power, including, but not limited to, the voting of capital stock of the Company owned by them to cause the election of such Substitute Director promptly following his or her nomination pursuant to this Section 3(c).

         (d) Excluded Persons. Persequor agrees that none of the Excluded Persons shall, directly or indirectly, have any financial or ownership interest (other than trade debts, loans or other financing not convertible into equity) in Persequor at any time during which Persequor shall own or have any interest in any Shares.

4.       Transfer of Shares.

         (a) Resale of Securities. No holder of any Shares shall Transfer any Shares other than in accordance with the provisions of this Section 4. Any Transfer or purported Transfer of Shares made in violation of this Section 4 shall be null and void and of no effect. No Transfer of Shares shall be effective unless and until the transferee shall have executed a counterpart of this Agreement. In no event shall Persequor Transfer or attempt to Transfer any of the Persequor Shares except in accordance with Section 4(c) or 6.

         (b)      Right of First Offer.

                  (i) No Transfer. Brightpoint shall not Transfer any of its Shares (other than Transfers to any of its Affiliates) unless Brightpoint shall have first made the offer to sell to Persequor as contemplated by this Section 4(b), and such offer shall not have been accepted.

                  (ii) Offer by Transfer. A copy of Brightpoint's offer shall be given to Persequor and shall consist of an offer to sell to Persequor all of the Shares then proposed to be transferred by Brightpoint (the "Subject Shares") pursuant to a bona fide offer of a third party, to which copy shall be attached a statement of intention to Transfer to such third party, the name and address of the prospective third party transferee, the number of Shares involved in the proposed Transfer and the terms of such Transfer.

                  (iii)    Acceptance of Offer.

                           (A) Within ten (10) days after the receipt of the offer described in Section 4(b)(ii), Persequor may, at its option, elect to purchase all, but not less than all, of the Subject Shares. Persequor shall exercise such option by giving written notice thereof to Brightpoint within such ten (10) day period; and if Persequor fails to provide such notice within such ten (10) day period, Persequor shall be deemed to have elected not to exercise its option to purchase the Subject Shares.

                           (B) The notice required to be given by Persequor shall specify a date for the closing of the purchase, which shall not be more than twenty-five (25) days after the date of the giving of such notice subject to the periods specified for Appraisal Proceedings initiated under Section 4(b)(v) if the offer of Subject Shares under this Section 4(b) is for consideration other than cash or cash plus deferred payments of cash.

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                  (iv)     Purchase Price. The purchase price per share for the
                           Subject Shares shall be the price per share offered to be paid by the prospective transferee described in the offer, which price shall be paid in cash or, if so provided in the offer of the prospective transferee, cash plus deferred payments of cash in the same proportions, and with the same terms of deferred payment as therein set forth.

                  (v) Consideration Other Than Cash. If the offer of Subject Shares under this Section 4(b) is for consideration other than cash or cash plus deferred payments of cash, Persequor shall pay the cash equivalent of such other consideration. If Persequor and Brightpoint cannot agree on the amount of such cash equivalent within ten (10) days after the beginning of the ten (10) day period under Section 4(b)(iii)(A), any of such parties may, by five (5) days' written notice to the other, initiate Appraisal Proceedings for determination of the cash equivalent. Persequor may give written notice to Brightpoint revoking an election to purchase the Subject Shares within five (5) days after determination of the appraised value, if it chooses not to purchase the Subject Shares.

                  (vi) Closing of Purchase. The closing of the purchase of the Subject Shares shall take place at the office of the Company or such other location as shall be mutually agreeable and the purchase price, to the extent comprised of cash, shall be paid at the closing, and cash equivalents and documents evidencing any deferred payments of cash permitted pursuant to Section 4(b)(v) above shall be delivered at the closing. At the closing, Brightpoint shall deliver to Persequor the certificates evidencing the Subject Shares to be conveyed, duly endorsed and in negotiable form with all the requisite documentary stamps affixed thereto.

                  (vii) Release from Restriction; Termination of Rights. If the offer to sell is not accepted by Persequor, Brightpoint may make a bona fide Transfer to the prospective transferee named in the statement attached to the offer in accordance with the agreed upon terms of such Transfer, provided, that such Transfer shall be made only in strict accordance with the terms therein stated and the transferee agrees, in writing, to be bound by the provisions of this Agreement. If Brightpoint shall fail to make such Transfer within sixty (60) days following the expiration of the time hereinabove provided for the election by Persequor or, in the event Persequor revokes an election to purchase the Subject Shares pursuant to Section 4(b)(v), within sixty (60) days of the date of such notice of revocation, such Subject Shares shall again become subject to all the restrictions of this Section 4(b).

         (c)      Drag-Along Right.

                  (i) If at any time and from time to time after the date of this Agreement, Brightpoint wishes to Transfer in a bona fide arms' length sale all of its Shares to any Person or Persons who are not Affiliates of Brightpoint (for purposes of this Section 4(c), the "Proposed Transferee"), Brightpoint shall have the right (for purposes of this Section 4(c), the "Drag-Along Right") to require Persequor to sell to the Proposed Transferee all of the Persequor Shares for the same per share consideration received by Brightpoint. Each of Persequor and Brightpoint agrees to take all steps necessary to enable it to comply with the provisions of this Section 4(c).

                  (ii) To exercise a Drag-Along Right, Brightpoint shall give Persequor: (A) a written

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                           notice (for purposes of this Section 4(c), a
                           "Drag-Along Notice") containing (1) the name and address of the Proposed Transferee and (2) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer; and (B) a certificate jointly issued by the Chief Financial Officer and General Counsel of Brightpoint, Inc. as to the bona fide, arm's length nature and fair value of the purchase price with respect to such Transfer.

                  (iii) Persequor shall thereafter be obligated to sell the Persequor Shares the subject of such Drag-Along Notice for the same per share consideration received by Brightpoint, provided that the sale to the Proposed Transferee is consummated within ninety (90) days of delivery of such Drag-Along Notice. If the sale is not consummated within such period, then Persequor shall no longer be obligated to sell such its Shares pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this
                           Section 4(c).

         (d) Tag-Along Rights. In the event Brightpoint intends to Transfer any of its Shares (other than Transfers to any of its Affiliates), Brightpoint shall notify Persequor, in writing, of such Transfer and its terms and conditions. Within fifteen (15) days of the date of such notice, Persequor shall notify Brightpoint if it elects to participate in such Transfer. If Persequor so notifies Brightpoint, Persequor shall have the right to sell, at the same price and on the same terms as Brightpoint, an amount of the Persequor Shares equal to the number of Shares the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares on a fully diluted basis issued and owned by Persequor and the denominator of which shall be the aggregate number of Shares on a fully diluted basis issued and owned by Brightpoint and Persequor.

         (e) Other Restrictions on Transfer. Brightpoint may freely Transfer any of the Shares owned by it to an Affiliate thereof or, subject to Sections 4(b) and 4(d), any third party, provided that in any such case such transferee (i) shall be financially capable of fulfilling the obligations of Brightpoint under this Agreement as determined by Brightpoint in its reasonable judgment, (ii) agrees to be bound by the provisions of this Agreement (and to fulfill such obligations of Brightpoint) as if such transferee were an original signatory hereto and (iii) executes a counterpart to this Agreement.

         (f) Additional Understandings. The Company and each of the Investors acknowledge and agree that no public market now exists for the Shares, and that there may never be a public market for the Shares. Persequor acknowledges and agrees that:

                           (i) the Persequor Shares cannot be sold, transferred or otherwise disposed of, except in accordance with and subject to the terms and conditions of this Agreement;

                           (ii) it has had the opportunity to ask questions to representatives of Brightpoint and the Company with respect to the Company and its financial condition as of the Effective Date and any such questions have been answered to the full satisfaction of Persequor;

                           (iii) it has such knowledge and expertise in financial and business matters that it is capable of evaluating the merits and risks involved in an investment in the Sale Shares;

                           (iv) it understands that it is the responsibility of Persequor to satisfy itself as to the full observance of the laws of any relevant territory outside India in connection with the purchase of the Sale Shares, including obtaining any required governmental or other consents or observing any other applicable formalities;

                           (v) its financial condition is such that it is under no need as of the Effective Date, in order to satisfy any existing or contemplated agreement, understanding or indebtedness, to dispose of any portion of the Sale Shares which it is purchasing hereunder; and

                           (vi) it is able to bear the economic risk of an investment in the Sale Shares, including, without limiting the generality of the foregoing, its probable inability to sell or transfer the Sale Shares for an indefinite period of time, except in accordance with and subject to the terms and conditions set forth in this Agreement.

5.       Right to Issue Equity or Debt and Raise Additional Capital.

         (a) The parties acknowledge and agree that the Company may at any time after the Effective Date on such terms as shall be approved by a majority of the Board:

                  (i) subject to Section 5(b), issue equity or debt securities or instruments of any kind (the term "securities or instruments" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company to third parties who are not Affiliates of Brightpoint without offering to issue to each Investor a subscription right to a portion of such securities or instruments; and/or

                  (ii) raise additional capital by way of obtaining a loan to the Company or otherwise, providing guarantees to third parties for the benefit of the Company, by way of additional share capital or otherwise;

provided, however, that, nothing set forth in this Section 5 shall in any manner whatsoever reduce or restrict, or have the effect of reducing or restricting, or otherwise be prejudicial to, the rights of the Company to issue Class A Preference Shares only to Brightpoint or any of its Affiliates that agree to be bound by the provisions of this Agreement in accordance with the Memorandum and Articles of Association of the Company and the terms and conditions of this Agreement.

         (b) If at any time after the Effective Date, the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company (other than the issuance of securities (i) in an initial public offering or (ii) pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other form of reorganization and other than the issuance of the Class A Preference Shares only to Brightpoint or any of its Affiliates that agree to be bound by the provisions of this Agreement in accordance with the Memorandum and Articles of Association of the Company and the terms and conditions of this Agreement), then, to each of the Investors, the Company shall:

                  (A) give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest rate and maturity;
                           (2) the price and other terms of the
                           proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the Investors may reasonably request in order to evaluate the proposed issuance; and

                  (B) offer to issue to each such Investor a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of Shares held by such Investor and issuable to such Investor, assuming conversion in full of any convertible securities then held by such Investor, by (y) the total number of Shares then held by all of the Investors, including for purposes of this calculation all Shares issuable upon conversion in full of any then outstanding convertible securities, if any.

Each such Investor must exercise its purchase rights hereunder within five (5) days after receipt of such notice from the Company. If all of the Proposed Securities offered to such Investors are not fully subscribed by such Investors, the remaining Proposed Securities will be reoffered to the Investor purchasing its full allotment upon the terms set forth in this Section 5(b), until all such Proposed Securities are fully subscribed for or until such Investor has subscribed for all such Proposed Securities which it desires to purchase, except that such Investor must exercise its purchase rights within five (5) days after receipt of all such reoffers. To the extent that the Company offers two (2) or more securities in units, the Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that the Investors have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Investors. Any Proposed Securities offered or sold by the Company after such ninety (90) day period must be reoffered to the Investors pursuant to this
Section 5(b).

The election by an Investor not to exercise its subscription rights under this
Section 5(b) in any one instance shall not affect its rights (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Investors the rights described in this Section 5(b) shall be void and of no force and effect.

In the event Brightpoint exercises any of its subscription rights under this
Section 5(b) and/or any Affiliate of Brightpoint subscribes to any of the Proposed Securities, directly or indirectly, then Brightpoint is hereby required to pay for or contribute, and Brightpoint shall promptly pay or contribute within the period specified in this Section 5(b), on behalf of Persequor any and all amounts required to enable Persequor to exercise Persequor's subscription rights under this Section 5(b) (and any Shares subscribed by Persequor pursuant hereto are hereby referred to as "Persequor's Financed Shares"). For the avoidance of doubt, such payment or contribution by Brightpoint on behalf of Persequor is in the nature of a non-refundable payment or contribution from Brightpoint to Persequor and not a loan and shall be deemed to be a capital contribution to the equity of the Company made by Persequor.

6.       Options.

         (a) Persequor Right. On the Put/Call Right Vesting Date and each anniversary of the Put/Call Right Vesting Date thereafter (each such date shall be referred to as a "Put/Call Date"), Persequor shall have the right to require Brightpoint to purchase all of the Persequor Shares at a price as determined pursuant to Section 6(c) by providing Brightpoint with written notice of its intention to exercise this option not less than sixty (60) days prior to the applicable Put/Call Date.

         (b)      Brightpoint Right.

                  (i) On each Put/Call Date, Brightpoint shall have the right to purchase all of the Persequor Shares at a price as determined pursuant to Section 6(c) by providing Persequor written notice of its intention to exercise this option not less than sixty (60) days prior to the applicable Put/Call Date.

                  (ii) In the event Persequor (i) breaches any of its material obligations under the Management Agreement, this Agreement, the BPAL Management Agreement, the Share Sale and Purchase Agreement or any document, instrument or agreement contemplated therein other than solely due to a material breach by any of the other parties under any of such agreements, documents or instruments or a force majeure event, and Persequor persists in such breach notwithstanding at least thirty (30) days' written notice from Brightpoint, or (ii) terminates the Management Agreement without cause, Brightpoint, in Brightpoint's sole and absolute discretion, shall have the right to purchase all of the Persequor Shares at a price as determined pursuant to Section 6(c) less the applicable discount as set forth below (the "Discount") by providing Persequor further written notice (the "Section 6(b)(ii) Notice") not later than one hundred twenty (120) days after the end of such period. For purposes of this Section 6(b)(ii), the Discount shall be determined in accordance with the following schedule:

                                                                        Applicable Discount
                                                                        -------------------
If the Section 6(b)(ii)  Notice is received by Persequor  before               30%
the first anniversary of the Effective Date

If the Section 6(b)(ii)  Notice is received by  Persequor  on or               20%
after the first anniversary of the Effective Date but before the second anniversary of the Effective Date

If the Section 6(b)(ii)  Notice is received by  Persequor  on or               10%
after the second anniversary of the Effective Date


         (c) Appraisal Procedure. If Persequor exercises its option to sell the Persequor Shares to Brightpoint pursuant to Section 6(a), or Brightpoint exercises its option to purchase the Persequor Shares pursuant to Section 6(b), the relevant parties shall promptly initiate an Appraisal Proceeding to determine the value of the Persequor Shares in question.

         (d) Closing of Purchase. The closing of any sale-purchase transaction pursuant to this Section 6 shall take place within thirty (30) days of the final determination of the value of the Company pursuant to an Appraisal Proceeding at the office of the Company or such other location as shall be mutually agreeable and the purchase price shall be paid to Persequor in immediately available funds in USD at the closing by wire or telegraphic transfer, or such other means as shall be mutually agreeable. At the closing, Persequor shall deliver to Brightpoint the certificates evidencing the relevant Persequor Shares, duly endorsed and in negotiable form with all the requisite documentary stamps affixed thereto.

7.       Financing; Return of and Return on Investment; Distributions.

         (a) It is the intent of the Investors that the Company be properly and adequately capitalized at all times and to have credit facilities from time to time necessary or appropriate for the business of the Company.

In that regard:

                  (i) Persequor shall not be required to provide any capital contribution to the equity of the Company or other credit support of any kind whatsoever (whether by way of shareholder loans, guarantees or other facilities), but, if requested by the Board, Persequor may do so at Persequor's option exercised in its sole and absolute discretion;

                  (ii) the parties acknowledge and agree that as of the Effective Date Brightpoint has made capital contributions to the equity of the Company in the amount of USD one million three hundred fifty-two thousand one hundred thirty one and 87/100 ($1,352,131.87), or equivalent (the "Minimum Capital Contribution"), pro rata with respect to all of the outstanding Shares (including the Sale Shares, the contribution for which shall be deemed to have been made by Persequor); and

                  (iii) Brightpoint shall provide to the Company financial support in addition to the Minimum Capital Contribution if requested by the Board from time to time (by way of Additional Capital Contributions through the purchase of Class A Preferred Shares by it or any of its Affiliates, Shareholder Loans, guarantees, trade credit, letters of credit, bank financing and other facilities).

         (b) A loan from a shareholder to the Company shall be denominated in (i) Indian Rupees and bear interest at the Interest Rate (Rupees) plus two and one-half percent (2.5%), or (ii) USD and bear interest at the Interest Rate
(USD) plus two and one-half percent (2.5%), and shall be made on and subject to the terms and conditions set forth on Attachment A, unless otherwise approved by all of the shareholders of the Company (individually, a "Shareholder Loan"). In the event any guaranty, letter of credit or similar instruments of financial accommodation provided to or for the benefit of the Company by Brightpoint or any of its Affiliates is invoked, then any amounts paid thereunder by Brightpoint or any of its Affiliates shall be treated as a Shareholder Loan. All Shareholder Loans shall be in accordance with Indian law and regulations, including, but not limited to, the regulations of the Reserve Bank of India.

         (c) Except as provided in this Section 7 and the Memorandum and Articles of Association of the Company, no Investor is entitled to a withdrawal or return of or on its Capital Contributions to the Company, but each shall look solely to distributions from the Company for such purpose.

         (d) The amount, if any, of Available Cash shall be determined by the Board from time to time (which each Investor hereby acknowledges and agrees is within the power and right of the Board to so determine in its absolute discretion) and may only be distributed in the following order:

                  (i) to the lenders of Shareholder Loans pro rata on their respective Shareholder Loans (for unpaid principal and interest) made to the Company; then

                  (ii) to each of Brightpoint or its Affiliates owning Class A Preference Shares, as the case may be, pro rata on a per Class A Preference Share basis for its Stated Return on Class A Preference Shares; then

                  (iii) to each of Brightpoint or its Affiliates owning Class A Preference Shares, as the case may be, pro rata on a per Class A Preference Share basis for return of its Capital Contributions with respect to its Class A Preference Shares to redeem such Class A Preference Shares once paid in full; then

                  (iv) the balance to the shareholders of the Company pro rata on a per Share basis (excluding the Class A Preference Shares).

         (e) In the event of a liquidation of the Company, Liquidation Proceeds shall be distributed in the following order of priority:

                  (i) to the payment of debts and liabilities of the Company (including to the lenders of Shareholder Loans pro rata on their respective Shareholder Loans (for unpaid principal and interest) made to the Company to the extent otherwise permitted by law) and the expenses of liquidation; then

                  (ii) to the setting up of such reserves as required or authorized by law to wind up the Company's affairs as the Board may deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company; then

                  (iii) to each of Brightpoint or its Affiliates owning Class A Preference Shares, as the case may be, pro rata on a per Class A Preference Share basis, for its accrued but unpaid Stated Return and unreturned Capital Contributions with respect to its Class A Preference Shares to redeem such Class A Preference Shares; then

                  (iv) to the shareholders of the Company for their unreturned Capital Contributions on their Shares (excluding the Class A Preference Shares) pro rata; then

                  (v) to the shareholders of the Company pro rata on a per Share basis (excluding the Class A Preference Shares).

8. Voting. While this Agreement remains in force, the Investors agree that the following matters in relation to the Company and any of its subsidiaries from time to time shall require, and shall only be implemented upon by the Company after first obtaining, the unanimous approval of the Board or of the shareholders of the Company:

         (a) except in accordance with Section 5, any increase or decrease in the authorized Shares or capital of the Company, any creation or issuance of any Shares or the grant of options, warrants, bonds, notes or rights to subscribe for or purchase any such Shares or other securities convertible or exchangeable into such Shares, in any case having a material and adverse effect on the value of any of the Shares;

         (b) any alterations or changes to the rights, preferences or privileges of the Shares having a material and adverse effect on the value of any of the Shares;

         (c) any sale or disposal or other transfer of all or substantially all of the assets of the Company in one (1) transaction or series of related transactions;

         (d) any consolidation, amalgamation or merger of the Company with any other company, entity or concern having a material and adverse effect on the value of any of the Shares;

         (e) dissolution, liquidation or winding-up of the Company, or the filing for bankruptcy, making an assignment for the benefit of creditors, or the making of an administration order with respect to the Company;

         (f) changing the legal form of the Company, except in connection with an initial public offering;

         (g) any amendment of the Memorandum or Articles of Association of the Company having a material and adverse effect on the value of any of the Shares or which in any manner reduces or restricts or would have the effect of reducing or restricting, or otherwise be prejudicial to, the rights of Persequor or increases or would have the effect of increasing the obligations of Persequor; or

         (h) subject to the foregoing restrictions, entry into any lease, agreement, contract, arrangement, project or other transaction with any shareholder, director or officer of the Company or an Affiliate of a shareholder, director or officer, and any waiver or variation of any terms of any such lease, agreement, contract, arrangement, project or other transaction, except for such leases, agreements, contracts, arrangements, projects or other transactions expressly contemplated by or authorized pursuant to this Agreement or the Management Agreement.

9. Noncompetition. To protect the value of the Business, each party hereby acknowledges and agrees that the covenants given in this Section are in consideration of the execution of this Agreement and that it will benefit from the promises contained in this Agreement. Each Investor hereby agrees that during the Restricted Period neither it, nor any of its Affiliates (whether now existing or hereafter acquired or created) will, directly or indirectly (whether through subsidiaries, joint ventures or otherwise), individually or on behalf of any third party, as an employer, proprietor, lender, lessor, partner, shareholder, stockholder, investor, director, consultant, distributor, agent or otherwise, in any manner whatsoever carry on any Competitive Business in the Territory; provided, however, that the performance of the Services (as defined in the Management Agreement) by Persequor or its Affiliates under the Management Agreement, the business of BPAL and the performance of the Services (as defined in the BPAL Management Agreement) by Persequor or its Affiliates under the BPAL Management Agreement shall not be subject to this restriction.

10.      Interpretation of this Agreement.

         (a) Good Faith. The parties shall deal with each other in good faith at all times.

         (b) Accounting Principles. When the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consideration or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

         (c) Directly or Indirectly. When any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         (e) Arbitration. Any dispute arising out of or in connection with this Agreement and the matters contemplated therein shall be settled amicably between the parties hereto. In the event that a dispute cannot be settled amicably, the parties hereby agree that such dispute shall be finally settled by arbitration, which shall be conducted in London, England in the English language under the rules of the London Court of International Arbitration ("LCIA"), in the manner set forth below.

                  (i) The matter shall be referred to one (1) arbitrator to be agreed upon by the parties in question, but:

                           (A) if there are only two (2) parties to the dispute and such parties are unable to agree as to the appointment of the arbitrator within fifteen (15) days of either party giving notice of reference to arbitration each such party within thirty (30) days of such notice shall appoint one (1) arbitrator and the two (2) arbitrators thus appointed shall agree upon a third arbitrator; and if a party fails to appoint an arbitrator within such thirty (30) days, or if the two
                                    (2) arbitrators cannot agree upon the
                                    appointment of a third arbitrator within fifteen (15) days from the date on which was appointed the later of the two (2) arbitrators, such arbitrator or third arbitrator, as the case may be, shall be appointed by application of either party to the President for the time being of the LCIA, which appointment shall be final and binding on the parties in question; or

                           (B) if there are more than two (2) parties to the dispute and such parties are unable to agree as to the appointment of the arbitrator within fifteen (15) days of any party giving notice of reference to arbitration, then any party may, by application to the LCIA, have the matter referred to a panel of three (3) arbitrators appointed by the President for the time being of the LCIA, which appointment shall be final and binding on the parties in question.

                  (ii) The award made by the sole arbitrator, all three (3) arbitrators, or a majority thereof, as the case may be, shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

                  (iii) Notwithstanding any provision to the contrary in this Agreement, this Section 10(e) shall survive the termination of this Agreement or any other provision hereof, and upon such event shall take effect as an independent arbitration agreement.

         (f) Injunctive Relief. The Company and the Investors hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any Investor to perform any of its obligations set forth in Sections 4, 7, 8 or 9. Therefore, the Company and the Investors shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Investors hereby waives the claim or defense that the party instituting such action or proceeding has and adequate remedy at law.

         (g) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

         (h) Conflict. Except as prohibited by applicable law, to the extent that the provisions of the Memorandum and Articles of Association of the Company conflict with any provision of this Agreement, the provisions of this Agreement shall control.

11.      Miscellaneous.

         (a) Termination. This Agreement shall terminate on the earlier to occur of (i) the date on which each of the Investors shall have agreed in writing or (ii) the tenth anniversary of the Effective Date.

         (b) Notices. Any notice required to be given under this Agreement shall be deemed duly served if sent by universally recognized international overnight air courier service or served by hand delivery or by facsimile transmission to the addresses provided below or to such other address as may have been last notified in writing by or on behalf of the relevant party to the other parties hereto. Any such notice shall be deemed to be served (i) if sent by international courier, four (4) business days after delivery to the courier service, or (ii) if hand delivered at the time when left at the address of the party to be served or, if served by facsimile transmission, when sent. In proving service it shall be sufficient, in the case of service by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine.

         (A)      if to the Company:

                  Brightpoint India Private Limited
                  c/o Singhania & Partners
                  B-92 Himalaya House, 23
                  Kasturba Gandhi Marg
                  New Delhi 110 001, India

                  Facsimile:        +91.11.2371.6699
                  Attention:        Ravinder Singhania

                  and to:

                  Brightpoint, Inc.
                  501 Airtech Parkway
                  Indianapolis, IN  46168

                  Facsimile:        +1.317.707.2514
                  Attention:        General Counsel

         (B)      if to Brightpoint to:

                  c/o Brightpoint, Inc.
                  501 Airtech Parkway
                  Indianapolis, IN  46168

                  Facsimile:        +1.317.707.2514
                  Attention:        General Counsel

         (C)      if to Persequor to:

                  Persequor Limited
                  c/o Brightpoint Middle East FZE
                  Warehouse b3 & b4
                  P.O. Box 54322 Dubai Airport Free Zone
                  Dubai, U.A.E.

                  Facsimile:        +971.4.299.5957
                  Attention:        Managing Director

         (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

         (d) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (any only with) the written consent of each of the Investors.

         (e) Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, such paragraph, provision, or clause shall be severable and of no force and effect, the remainder of this Agreement shall be valid and enforceable and the parties hereto shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

         (f) Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         (g) Further Assurances. From time to time, as and when requested by a party hereto, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

         (h) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall be considered one (1) and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

BRIGHTPOINT INDIA PRIVATE LIMITED

By:      /s/ Steven E. Fivel
         ---------------------
         Name: Steven E. Fivel
         Title: Director

BRIGHTPOINT HOLDINGS B.V.

By:      /s/ Steven E. Fivel
         ---------------------
         Name: Steven E. Fivel
         Title: Director

PERSEQUOR LIMITED

By:      /s/ Tor Malmros
         ------------------
         Name: Tor Malmros
         Title: Director